Free Writing Prospectus	Filed pursuant to Rule 433
Dated November 14, 2017	Registration Nos. 333-206749
and 333-206749-06

** FULL PRICING DETAILS ** $755.49MM CNH Equipment Trust 2017-C

JOINT LEADS:  Barclays (str), CIBC, RBC

CO-MANAGERS:  BNPP, Citi, SG, Drexel Hamilton, Mischler

CLS	$AMT(MM)	WAL	M/S&P	WIN	L.FNL	BENCH SPD	YLD	CPN	PRICE
A-1	198.000	0.38	P-1/A-1+	1-8	12/18		1.54%	1.54%	100-00
A-2	235.000	1.14	Aaa/AAA	8-21	03/21	EDSF + 10	1.855%	1.84%	99.99117
A-3	230.000	2.58	Aaa/AAA	21-45	02/23	IntS + 15	2.090%	2.08%	99.99762
A-4	75.490	3.93	Aaa/AAA	45-48	11/24	IntS + 32	2.379%	2.36%	99.97267
B	17.000	3.98	Aa3/AA-	48-48	05/25	IntS + 50	2.563%	2.54%	99.96439

BILL & DELIVER : BARCLAYS

BBERG TICKER : CNH 2017-C

EXPECTED RTGS : MOODY’S/S&P

EXPECTED PXG : PRICED

OFFERING TYPE : SEC-REG

EXPECTED SETTLE : 11/21/17

FIRST PAY DATE : 12/15/17

PRICING SPEED : 20% CPR TO 10% CALL

ERISA ELIGIBLE : YES

MIN DENOMS : $1K x $1

Available Materials:

- Preliminary OM + Ratings FWP (attached)

- CDI (attached)

- Intexnet: bcgcnh_2017-c_prelim  Password: V36U

- Roadshow: www.dealroadshow.com  Password: CNH2017C

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.